Exhibit 99.1

CONTACT:

Investors

PondelWilkinson Inc.

Laurie Berman

310-279-5962

lberman@pondel.com

RENTRAK REPORTS FISCAL 2009 THIRD QUARTER FINANCIAL RESULTS

-- TV Essentials™ Now Tracking Anonymous Linear Data from 9 Million Set Top Boxes --

-- Cross-Platform Media Measurement Gaining Significant Traction --

PORTLAND, Ore. (February 3, 2009) — Rentrak Corp. (NASDAQ: RENT) today announced financial results for its fiscal third quarter ended December 31, 2008.

Consolidated revenues were $23.0 million in the third quarter of fiscal 2009, compared with $23.9 million in the comparable prior year period.

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Revenues in the company’s Advanced Media Information (AMI) segment rose 20.1 percent to $3.2 million from $2.7 million for the third quarter of fiscal 2008. The increase primarily reflects incremental revenues generated from new and existing customers of the company’s Essentials Suite™ of media measurement services. The AMI segment grew to approximately 14 percent of consolidated revenues and contributed approximately 33 percent of consolidated gross margin dollars in the third quarter of fiscal 2009.

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Revenues in the company’s Pay-Per-Transaction® (PPT) segment were $19.7 million, compared with $21.2 million in last year’s comparable quarter, primarily the result of fewer rental transactions on non-guaranteed titles.

Selling and administrative expenses were $6.7 million, or 29.4 percent of revenues, in the third quarter of fiscal 2009, compared with $6.3 million, or 26.5 percent of revenues, for last year’s fiscal third quarter. The increase primarily reflects Rentrak’s continued focus on the development and launch of its TV Essentials™ service. Operating income was $475,000 for the third quarter of fiscal 2009, versus $619,000 in the same period last year.

Net income totaled $1.2 million, or $0.11 per diluted share, for the third quarter of fiscal 2009, including a tax benefit of $375,000 related to available federal Research and Experimentation credits, earnings on investments in tax exempt municipal bonds and favorable 2008 tax return adjustments. Net income was $547,000, or $0.05 per diluted share, for the third quarter of fiscal 2008.

Rentrak’s cash, cash equivalents and marketable securities balance grew to $34.3 million at December 31, 2008, from $31.8 million at March 31, 2008. Through the first nine months of fiscal 2009, the company generated $6.1 million in cash from operating activities, compared with $3.1 million in cash from operating activities in the prior-year nine month period.

Rentrak Reports Fiscal 2009 Third Quarter Financial Results

Recent Operating Highlights

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Rentrak signed a milestone agreement with DISH Network®, the nation's third largest network operator and Rentrak’s first satellite operator customer, and the leader in digital television, to deliver anonymous click-stream television data from millions of DISH set top boxes, including second-by-second television programming and advertising information;

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Rentrak entered into a multi-year agreement to provide NBC Universal (NBCU) with the ability to view and analyze anonymous mobile data for the consumption of video and other downloads, text messaging, games, and more, in one comprehensive application through the first of its kind Mobile Essentials™ measurement service;

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Furthering its commitment to providing best-in-class, cross-platform media measurement services, Rentrak expects to commercially launch its Digital Download Essentials™ service, which collects, processes, audits and reports on paid entertainment content delivered over the Internet, in the very near future.

”Our third quarter results remained stable, although we were not immune to the challenges presented by a difficult economic environment,” said Rentrak Chairman and Chief Executive Officer, Paul Rosenbaum. “Given the current economy, we are more focused than ever on stringent cost management and are taking care to insure we are running our business as efficiently possible. These initiatives, combined with our healthy balance sheet, should allow for maximum flexibility and should position Rentrak for successful long-term growth and prosperity.”

Rosenbaum continued, “Over the last several months we have produced several important new and expanded relationships, including for our pioneering TV Essentials service. Just 18 months ago we began by processing anonymous linear data from 20,000 set top boxes. Today, we are tracking four hundred fifty times that amount of data from 9 million linear set top boxes. Content providers, networks, advertisers and advertising agencies are requiring the type of granular data that only Rentrak can provide and by effectively meeting the needs of a rapidly evolving industry, we are poised to become the world’s most trusted independent provider of cross-screen media measurement.”

Conference Call

Rentrak has scheduled a conference call for 2:00 p.m. (PT) February 3, 2009 to discuss the company’s third quarter financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 866-383-7998 from the U.S. or Canada, or 617-597-5329 from international locations, passcode 68767292. This call is being webcast and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through February 3, 2010. An audio replay of the conference call is available through midnight February 10, 2009 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 59281727.

About Rentrak Corporation

Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients primarily in the media, entertainment, retail and advertising. The company's near-term focus centers on its Entertainment Essentials™ suite of services that is redefining measurement in the digital media era. Available by subscription, each Entertainment Essentials service provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies allowing executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage. For further information, please visit Rentrak's corporate Web site at www.rentrak.com.

Rentrak Reports Fiscal 2009 Third Quarter Financial Results

Safe Harbor Statement

When used in this discussion, the words “anticipates,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the company’s ability to successfully manage expenses and run its business as efficiently as possible; the ability to generate long-term growth and prosperity; the ability for Rentrak to become the world’s most trusted independent provider of cross-screen media measurement; the company’s development efforts pertaining to new media measurement services and the timing of the commercial launch of those services; and anticipated customer acceptance of the company’s new media measurement services; and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2008 annual report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

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(Financial Tables Follow)

Rentrak Reports Fiscal 2009 Third Quarter Financial Results

	Rentrak Corporation and Subsidiaries
	Condensed Consolidated Balance Sheets
	(Unaudited)
	(In thousands, except per share amounts)

	December 31,	March 31,
	2008	2008
Assets
Current Assets:
Cash and cash equivalents	$4,835	$26,862
Marketable securities	29,496	4,986
Accounts receivable, net of allowances for doubtful accounts of $643 and $572	18,110	15,032
Note receivable	436	396
Advances to program suppliers, net of program supplier reserves of $14 and $17	82	95
Taxes receivable and prepaid taxes	2,210	1,455
Deferred income tax assets	103	253
Other current assets	735	1,296
Total Current Assets	56,007	50,375

Property and equipment, net of accumulated depreciation of $8,978 and $7,731	6,337	6,145
Other assets	566	629
Total Assets	$62,910	$57,149

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$9,619	$6,768
Accrued liabilities	520	671
Deferred rent, current portion	90	90
Accrued compensation	1,094	930
Deferred revenue	1,566	873
Total Current Liabilities	12,889	9,332

Deferred rent, long-term portion	944	989
Deferred income tax liabilities	676	226
Taxes payable, long-term	2,189	1,965
Notes payable	748	965
Total Liabilities	17,446	13,477

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000 shares authorized; shares issued and outstanding: 10,507 and 10,605	11	11
Capital in excess of par value	46,420	47,189
Accumulated other comprehensive income (loss)	(385)	170
Accumulated deficit	(582)	(3,698)
Total Stockholders’ Equity	45,464	43,672
Total Liabilities and Stockholders’ Equity	$62,910	$57,149

Rentrak Reports Fiscal 2009 Third Quarter Financial Results

	Rentrak Corporation and Subsidiaries
	Condensed Consolidated Income Statements
	(Unaudited)
	(In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2008	2007	2008	2007

Revenue	$22,973	$23,875	$72,653	$70,890
Cost of sales	15,752	16,937	48,915	47,827
Gross margin	7,221	6,938	23,738	23,063

Selling and administrative	6,746	6,319	20,303	19,036
Income from operations	475	619	3,435	4,027

Other income (expense):
Interest income	388	399	764	1,216
Interest expense	—	(3)	(2)	(7)
	388	396	762	1,209

Income before income taxes	863	1,015	4,197	5,236
Provision (benefit) for income taxes	(375)	468	1,081	2,331
Net income	$1,238	$547	$3,116	$2,905

Basic net income per share	$0.12	$0.05	$0.29	$0.27

Diluted net income per share	$0.11	$0.05	$0.28	$0.26

Shares used in per share calculations:
Basic	10,538	10,757	10,587	10,747
Diluted	10,994	11,280	11,104	11,263